UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): February 12, 2013

CollabRx, Inc.
(Exact Name of Registrant as Specified in Charter)

Delaware	000-26824	68-0370244
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

44 Montgomery Street, Suite 800
San Francisco, CA 94104-4811
 (Address of Principal Executive Offices)

(415) 248-5350
 (Registrant’s telephone number, including area code)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

Employment Agreement with Thomas R. Mika.  On February 11, 2013, the Compensation Committee of the Board of Directors of CollabRx, Inc. (the “Company”) approved, and the Company subsequently on February 12, 2013 entered into, a restated employment agreement (the “Employment Agreement”) with Thomas R. Mika, the current President and Chief Executive Officer of the Company.  Pursuant to the Employment Agreement, Mr. Mika will continue to serve as the President and Chief Executive Officer of the Company, as well as a member and the Chairman of the Board of Directors.  The Employment Agreement has a two-year term that is automatically extended for additional one-year periods unless either party provides 90 days written notice of nonrenewal.  The Employment Agreement provides for a $284,000 base salary, an annual cash incentive bonus of up to 50% of base salary, and eligibility to receive long-term equity incentive awards from time to time at the discretion of the Compensation Committee and Board of Directors.  The Employment Agreement provides for severance benefits in the event that Mr. Mika’s employment is terminated by the Company without “cause” or by Mr. Mika for “good reason.”

The full text of the Employment Agreement is filed as Exhibit 10.1 to this Current Report and incorporated herein by this reference.  The description of the Employment Agreement provided above is qualified in its entirety by the full text as attached.

Item 5.02	Compensatory Arrangements of Certain Officers.

(e)	Reference is made to Item 1.01 above regarding the Employment Agreement with Mr. Mika.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits

10.1	Employment Agreement, dated February 12, 2013, by and among CollabRx, Inc. and Thomas R. Mika.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: February 12, 2013	COLLABRX, INC.

	By:	/s/ Thomas R. Mika
	Name:	Thomas R. Mika
	Title:	President and Chief Executive Officer

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